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                                                 July 26, 1996

Health Management, Inc.
 and the other Loan Parties
 under and as defined in the
 Credit Agreement referred to below
1371-A Abbott Court
Buffalo Grove, Illinois 60089
Attention: Mr. Paul Jurewicz

                         Re: HMI Senior Credit Facility

Ladies and Gentlemen:

         Reference is made to the Credit Agreement dated as of March 31, 1995 (as heretofore and hereafter amended, restated, supplemented or otherwise modified, the "Credit Agreement") among Health Management, Inc., Home Care Management, Inc., HMI Illinois, Inc., HMI Pennsylvania, Inc., the Guarantors named therein, the Lenders named therein and The Chase Manhattan Bank (formerly known as Chemical Bank), as Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

         I.       Forbearance

         You have advised the Agent and the Lenders and acknowledge that the following Events of Default (the "Existing Events of Default") have occurred and are continuing under the Credit Agreement: (i) an Event of Default under clause
(b) of Article VIII thereof arising by virtue of the failure of the Borrowers to make payment of the $1,000,000 installment due on June 30, 1996 in respect of the Term Loan, (ii) an Event of Default under clause (d) of Article VIII thereof arising by virtue of HMI's sale of biojector and syringe inventory to Bioject, Inc. outside the ordinary course of business in contravention of Section 7.05 of the Credit Agreement (the "Bioject Sale"), (iii) an Event of Default arising under clause (m) of Article VIII thereof arising by virtue of the failure of Dr. Clifford Hotte to be president and chief executive officer of each of the Loan Parties, (iv) an Event of Default under clause (d) of Article VIII thereof arising by virtue of the failure to have furnished to the Agent and the Lenders financial statements for the fiscal quarter ended January 31, 1996 in the form and at the time required under Sec-tion 6.05(b) of the Credit Agreement, (v) Events of Default for possible breaches of representations and warranties under Sections 4.05 (material adverse change since April 30, 1994), 4.06 (unscheduled litigation (but copies of which have been delivered to the Lenders)), 4.07 (fair presentation of past

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financial statements delivered by the Company through the period ended October
31, 1995), 4.11 (material misstatements as to the financial statements referred to in Section 4.07 above), 4.17 (in respect of clause (d) thereof -- as to current litigation (which has been disclosed to the Lenders)), 4.20 (changes in collection policies of the Company since April 30, 1994 (which have been disclosed to the Lenders)) and (vi) Events of Default for breaches of covenants under Sections 6.02 (Business and properties as to compliance with laws and regulations (which has been disclosed to the Lenders)), 6.06 (prompt written notice of litigation (which has been disclosed to the Lenders), 6.08 (maintaining records in accordance with accepted financial practices as to the financial statements referred to in Section 4.07 above), as well as the financial covenants set forth in Sections 7.08 (Net Worth for the period ended April 30, 1996 (which was not less than $37,363,619)), 7.09 (Debt Service Coverage Ratio for the period ended April 30, 1996 (which was not less than 0:1.00)), 7.10 (Total Unsubordinated Liabilities to Net Worth Ratio for the period ended April 30, 1996 (which was not more than 1.49:1.00)), 7.12 (Consolidated Current Ratio for the period ended April 30, 1996 (which was not less than 1.05:1.00)), 7.13 (Tangible Net Worth for the period ended April 30, 1996 (which was not less than $3,355,123)) and 7.14 (Receivables for the period ended April 30, 1996 in excess of 120 days (which was not more than 54.7% of the total of receivables)).

         Pursuant to Article VIII of the Credit Agreement, and without limiting any legal, contractual or equitable rights or remedies of the Agent and the Lenders, during the continuance of an Event of Default the Agent may, and upon the direction of the Required Lenders shall, by written notice (or facsimile notice promptly confirmed in writing) to the Borrowers, declare the Notes, any amounts then owing to the Agent or the Lenders on account of drawings under any Letters of Credit (including payments made in respect of any indemnity described in clause (iii) of the definition of "Letter of Credit Usage" contained in the Credit Agreement) and all other Obligations to be forthwith due and payable.

         You have requested that the Agent and each of the Lenders agree to forbear from exercising any of their legal, contractual or equitable rights or remedies in respect of any of the Existing Events of Default during the period commencing on the date hereof through November 15, 1996 (the "Forbearance Period"). Subject to the agreement of the Loan Parties to the terms and conditions set forth herein as evidenced by their signature below, the Agent and the Lenders agree to forbear during the Forbearance Period from exercising any of their legal, contractual or equitable rights or remedies in respect of any of the Existing Events of Default.

         The agreement of the Agent and the Lenders to forbear as provided above is subject, inter alia, to compliance with the following covenants and conditions:

                  (1) The Loan Parties shall provide to the Agent and the Lenders no later than the 15th day following each of July 31, 1996, August 31, 1996, September 30, 1996 and October 31, 1996 a report in form, scope and

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         substance satisfactory to the Agent indicating HMI's Consolidated gross sales revenues exceeded $12,000,000 for each of July, 1996, August, 1996, September, 1996 and October, 1996, each such report to be certified as true and correct by your Financial Officer.

                  (2) The Loan Parties shall provide to the Agent and the Lenders no later than the 15th day following each of July 31, 1996, August 31, 1996, September 30, 1996 and October 31, 1996 a report in form, scope and substance satisfactory to the Agent indicating that the aggregate dollar amount of all accounts receivable of HMI and its Consolidated subsidiaries that were outstanding as of the last day of such month for 120 days or less exceeded $22,500,000.

                  (3) The Loan Parties shall provide to the Agent and the Lenders no later than the 10th day following the end of each calendar week a "flash" report prepared by Ernst & Young, LLP, outside business consultant to HMI, each such report to be substantially similar in form and scope to the "flash" reports previously furnished to the Agent and the Lenders by Ernst & Young, LLP with respect to HMI and its subsidiaries.

                  (4) The Loan Parties shall provide to the Agent and the Lenders no later than September 15, 1996 an annual business plan for HMI and its Consolidated subsidiaries for the twelve month period ending April 30, 1997, indicating balance sheet and statements of cash flow and income on a quarterly basis and on a comparative basis to the immediately preceding twelve month period, in each case in form, scope and substance satisfactory to the Agent and the Lenders and including, without limitation, all material assumptions made in developing such business plan.

                  (5) The Loan Parties have entered into a letter agreement with National Westminster Bank Plc New York Branch ('NatWest") dated July 9, 1996 ("Financial Services Agreement") pursuant to which NatWest will be providing certain financial services, a true and complete copy of which has been delivered to each Lender. The Loan Parties shall furnish to the Agent and the Lenders copies of all correspondence and other written communications and materials received from or delivered to them by NatWest; and the Loan Parties shall furnish to the Agent and the Lenders no later than the 7th day following the end of each calendar week a report in form and scope satisfactory to the Agent summarizing generally the status of the financial services being provided. Termination of the Financial Services Agreement by any party for any reason shall constitute an Event of Default under Article VIII.

                  (6) The Agent, the Lenders and the Loan Parties shall, as soon as practicable after the effectiveness of this letter agreement, agree upon a form of

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         intercreditor agreement acceptable in form, scope and substance to the
         Agent and the Lenders with respect to the attachment, perfection and priority of the Liens of the Agent and McKesson Drug Company and/or Foxmeyer Health Corporation on inventory of the Loan Parties (and with respect to such other matters as such parties may agree); and as soon as practicable thereafter, such intercreditor agreement shall be executed and delivered by McKesson Drug Company and/or Foxmeyer Health Corporation. The granting of a junior Lien on inventory (but not proceeds) in favor of McKesson Drug Company and/or Foxmeyer Health Corporation shall not be deemed a default under Section 7.01 of the Credit Agreement so long as an intercreditor agreement in form, scope and substance acceptable to the Agent and the Lenders remains in effect in accordance with its terms.

                  (7) The Loan Parties shall execute, acknowledge, deliver and cause to be duly filed all such instruments and other documents, and shall take all such actions, as the Agent and each of the Lenders may from time to time reasonably request to assure the attachment, perfection and first priority of the Agent's existing Lien on (i) all income tax refunds to which any of them is now or hereafter entitled, including without limitation the HMI Income Tax Refund (as defined in II. below) and (ii) any and all payment obligations (evidenced by promissory notes and other instruments or otherwise) received by any of them in connection with the Bioject Sale.

                  (8) Notwithstanding anything to the contrary contained in
         Section 7.05 of the Credit Agreement or elsewhere, no Loan Party shall sell, assign, transfer or otherwise dispose of any of its assets except for sales of inventory in the ordinary course of business and no Loan Party shall enter into or commit for a Permitted Acquisition.

                  (9) The Loan Parties shall pay to the Agent for the pro rata account of the Lenders a fee immediately upon the earlier to occur of
         (i) the repayment or prepayment of all or any Obligations utilizing funds not generated through internal operations of the Loan Parties in the ordinary course of their business and (ii) the consummation of any issuance of debt or equity securities of HMI or any other Loan Party. The amount of such fee shall be $500,000 if pursuant to the preceding sentence it is to be paid on or prior to September 15, 1996, $550,000 if pursuant to the preceding sentence it is to be paid on or prior to October 15, 1996 and $650,000 if pursuant to the preceding sentence it is to be paid at any time after October 15, 1996.

                  (10) On or prior to the date of this letter agreement the Agent and the Lenders shall have received a letter or other writing from BDO Seidman addressed to them and otherwise in form, scope and substance satisfactory to them confirming that BDO Seidman estimates that the HMI Income Tax Refund will exceed $800,000.

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                  (11) The Agent and the Lenders shall have received a copy of the filed HMI Tax Return (as defined below) executed by both HMI, as taxpayer and BDO Seidman, as preparer, contemporaneously upon its being filed with the Internal Revenue Service, but in no event later than August 30, 1996, which copy shall be certified by HMI's chief financial officer to be a true and complete in all respects.

                  (12) No later than two weeks after the effectiveness of this letter agreement, the Agent and the Lenders shall have received weekly cash flow projections in form, scope and substance satisfactory to them for HMI and its Consolidated subsidiaries covering the period from the date hereof to the date of such delivery and thereafter each week ending on or prior to November 15, 1996, certified as true and correct by your Financial Officer.

                  (13) On or prior to the date of this letter agreement: (a) the Agent shall have received from the Loan Parties a restructuring fee for the pro rata account of the Lenders in the amount of $25,000, (b) Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to the Agent, shall have received payment in full of all legal fees charged, and all costs and expenses incurred, by such counsel through such date in connection with such representation and (c) European American Bank shall have received a documentation fee in the amount of $2,500.

                  (14) Notwithstanding anything to the contrary contained in
         Section 2.09(c) of the Credit Agreement, 100% of the net proceeds of any issuance of any debt or equity securities shall be applied to reduce the Obligations until all Obligations have been repaid in full.

                  (15) Notwithstanding the definition of Required Lenders contained in Article I of the Credit Agreement, Required Lenders from and after the date hereof shall mean Lenders having 100% of the outstanding Loans and Letters of Credit.

                  (16) The Agent and the Lenders shall have received and had an opportunity to review copies of the pleadings and related docket sheets in the consolidated action commenced against the Loan Parties.

         II. Additional Revolving Credit Loans

         You have advised the Agent and the Lenders and acknowledge that a material adverse change in the business, assets and financial condition of HMI and the other Loan Parties has occurred by virtue of substantial operating losses incurred by HMI and the other Loan Parties during their fiscal quarter ended January 31, 1996 and

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substantial adjustments to the equity of HMI and the other Loan Parties to be made effective as of January 31, 1996.

         Pursuant to Section 5.01 of the Credit Agreement, the obligation of the Agent and the Lenders to make Loans and to issue or cause to be issued Letters of Credit is subject, inter alia, to the conditions precedent that (i) no Event of Default shall have occurred and be continuing and (ii) no material adverse change in the business, assets, operations or financial condition of any Borrower or any of its subsidiaries shall have occurred since April 30, 1994.

         You have advised the Agent and the Lenders that BDO Seidman is in the process of preparing federal, state and local income tax returns for HMI and its Consolidated subsidiaries for the period ended April 30, 1996, amended returns for the period ended April 30, 1995 and a refund claim due to a net operating loss carryback for the periods ending April 30, 1993, 1994 and 1995 (such returns, together with all related schedules and exhibits thereto, herein referred to as the "HMI Tax Return"). You have further advised the Agent and the Lender that pursuant to the HMI Tax Return HMI expects to claim a refund (the "HMI Income Tax Refund") of more than $800,000. You shall take all necessary steps to have the HMI Income Tax Refund payable to you delivered directly to the Agent and your failure to do so shall constitute an Event of Default under
Article VIII of the Credit Agreement.

         Notwithstanding the failure to have satisfied all applicable conditions precedent set forth in Sections 5.01(b) and 5.01(c) of the Credit Agreement by virtue of the occurrence of the material adverse change described above and the continuance of the Existing Events of Default, you have requested that: (i) upon the effectiveness of this letter agreement and prior to the date that a copy of the HMI Tax Return is required to be delivered to the Agent and the Lenders pursuant to this letter agreement (whether or not so delivered), the Lenders make Revolving Credit Loans to the Borrowers up to a maximum aggregate amount equal to $800,000 and (ii) on and after the date that a copy of the HMI Tax Return is required to be delivered to the Agent and the Lenders pursuant to this letter agreement (and only if so delivered), the Lenders make additional Revolving Credit Loans to the Borrowers up to a maximum aggregate amount which, when taken together with the aggregate amount of Revolving Credit Loans described in the preceding clause (i), equals (A) in the event that the HMI Income Tax Refund does not exceed $1,600,000, $800,000 and (B) in the event that the HMI Income Tax Refund exceeds $1,600,000, the lesser of (x) 50% of the HMI Income Tax Refund and (y) $1,500,000. Notwithstanding the failure to satisfy the conditions precedent set forth in Sections 5.01(b) and 5.01(c) by virtue of such material adverse change and the continuance of the Existing Events of Default, the Lenders are willing to make Revolving Credit Loans to the Borrowers from time to time during the Forbearance Period in accordance with the terms and conditions of the foregoing request, subject, however, to (i) satisfaction of all other applicable conditions precedent set forth in Section 5.01 of the Credit Agreement with respect to each such Revolving Credit Loan and (ii) the agreement of the Loan Parties, evidenced by their signature below, that none of the proceeds of any such Revolving Credit Loan shall be

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utilized for a Permitted Acquisition and each such Revolving Credit Loan shall be (and shall remain) an Alternate Base Loan. Except for the foregoing Revolving Credit Loans in accordance with the foregoing terms and conditions, you agree and acknowledge that the Total Commitment and the obligations of the Agent and the Lenders to issue or cause to be issued Letters of Credit are hereby terminated.

         III. Miscellaneous

         Except to the extent otherwise expressly set forth in Schedule III annexed hereto, each of the Loan Parties reaffirms and restates the representations and warranties set forth in Article IV of the Credit Agreement, and all such representations and warranties are true and correct in all material respects on the date hereof with the same force and effect as if made on such date (except to the extent that they relate expressly to an earlier date in which case they were true and correct as of such date). In addition, each of the Loan Parties represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Agent and the Lenders that:

                  (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this letter agreement and the transactions contemplated hereby and has taken or caused to be taken all necessary actions to authorize the execution, delivery and performance of this letter agreement and the transactions contemplated hereby;

                  (b) no consent of any other person (including, without limitation, shareholders or creditors of any Loan Party) is required to be obtained by any Loan Party and no action of, or filing with, any governmental or public body or authority is required to be obtained by any Loan Party to authorize, or is otherwise required in connection with the execution, delivery and performance of this letter agreement or the consummation of the transactions contemplated hereby;

                  (c) this letter agreement has been duly executed and delivered by or on behalf of it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and the exercise of judicial discretion in accordance with general principles of equity;

                  (d) the execution, delivery and performance of this letter agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality applicable to it, or conflict with, or result in the breach of, or constitute a default under any of its contractual obligations; and

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                  (e) as of the date hereof there exists no Default or Event of
         Default other than the Existing Events of Default.

         Each of the Loan Parties confirms in favor of the Agent and the Lenders that it has no defense, offset, claim, counterclaim or recoupment, whether with respect to any of its obligations or liabilities under the Credit Agreement (including, without limitation, the payment when due of all fees, interest, principal and other Obligations), any Note, any other Loan Document or otherwise.

         This letter agreement constitutes a Loan Document and a default by the Loan Parties with respect to any of their obligations hereunder (which are joint and several), including, without limitation, under any covenant contained in I. above, shall constitute an immediate Event of Default.

         The Credit Agreement and each of the other Loan Documents is hereby ratified and confirmed in all respects and except with respect to the conditional waiver contained in II. above, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and each of the other Loan Documents shall remain unamended, unwaived and in effect in accordance with their respective terms. The conditional waiver set forth in II. above shall be limited precisely as provided for herein and shall not be deemed to be an amendment or consent to, or waiver or modification of, any term or provision of any Loan Document or any other document or instrument referred to herein or therein or of any transaction or further or future action on the part of any of the Loan Parties requiring the consent of the Agent and/or any Lender. Without limiting the generality of the foregoing, nothing herein shall constitute or be deemed to constitute: a consent to the issuance of any debt securities by any Loan Party to the extent not permitted under the applicable provisions of the Credit Agreement or to the payment of any principal amount in respect of the Seller Note (as defined in the Acquisition Agreement) during the existence of an Event of Default; or a waiver of any Existing Event of Default or any other past, present or future Default or Event of Default, or a waiver of any legal, contractual or equitable right or remedy available to the Agent or any Lender as a result of same or a waiver of the quarterly installment to be paid on the Term Loans on September 30, 1996. Please be advised that the Agent and the Lenders reserve all legal, contractual and equitable rights and remedies available to them as a result of any past, present or future Default or Event of Default (subject only to their conditional agreement contained herein to temporarily forbear from exercising such rights and remedies).

         Notwithstanding anything to the contrary contained herein, the conditional agreements of the Agent and the Lenders contained herein to forbear temporarily from exercising remedies and to waive certain conditions precedent with respect to certain Revolving Credit Loans shall terminate automatically and without further action upon the occurrence of any Default or Event of Default (other any

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Existing Event of Default), including, without limitation, any Event of Default caused by a default hereunder.

         Except as expressly set forth in II. above, nothing herein shall constitute or be deemed to constitute a waiver of any condition precedent set forth in Section 5.01 of the Credit Agreement with respect to any Credit Event.

         This letter agreement shall be governed by the laws of the State of New York (other than the conflicts of laws principles thereof). This letter agreement may be executed in counterparts and shall become effective upon the Agent's receipt of copies hereof (which may include facsimile copies) executed by the Agent and each Lender, and acknowledged and agreed to by each Loan Party.

                                     Very truly yours,

                                     THE CHASE MANHATTAN BANK (formerly known as
                                      Chemical Bank), as a Lender and as Agent

                                     By:
                                         -----------------------------------
                                         Name:
                                         Title:

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                                     EUROPEAN AMERICAN BANK, as a Lender

                                     By:
                                         -----------------------------------
                                         Name:
                                         Title:

Acknowledged and agreed:

HEALTH MANAGEMENT, INC.
HOME CARE MANAGEMENT, INC.
HMI ILLINOIS, INC.
HMI PENNSYLVANIA, INC.
HEALTH REIMBURSEMENT CORPORATION
HMI RETAIL CORP., INC.
HMI PMA, INC.
HMI MARYLAND, INC.

By:
    --------------------------------
    Name:
    Title:

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                                  SCHEDULE III

4.05  material adverse change since April 30, 1994

4.06  unscheduled litigation but disclosed to the Lenders and copies delivered

4.07 fair presentation of past financial statements delivered by Company through the period ended October 31, 1995

4.11 material misstatements in past as to the financial statements referred to in 4.07 above

4.17 in respect of clause (d) thereof -- as to current litigation (which has been disclosed to the Lenders)

4.20 changes in collection policies of the Company since April 30, 1994 (which have been disclosed to the Lenders)